Exhibit 99.1
NEWS BULLETIN RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900
CLAIRE’S STORES, INC. REPORTS SECOND QUARTER RESULTS -
REVENUES INCREASE SEVEN PERCENT;
DILUTED NET INCOME PER SHARE INCREASES THREE PERCENT TO $0.37;
COMPANY DECLARES REGULAR QUARTERLY DIVIDEND
PEMBROKE PINES, Florida, August 17, 2006. Claire’s Stores, Inc. (NYSE:CLE) today announced financial results for the second quarter of Fiscal 2007. The Company also provided guidance relating to the third quarter of Fiscal 2007 as well as the full fiscal year.
Second Quarter Results
Results for the second quarter of Fiscal 2007, which ended July 29, 2006, were as follows: Net income rose one percent to $36.0 million compared to $35.5 million during the second quarter of Fiscal 2006, which ended July 30, 2005. On a per share basis, diluted net income during the second quarter of Fiscal 2007 rose three percent to $0.37 from $0.36 per share.
For the second quarter of Fiscal 2007, net sales increased seven percent to $349.2 million from $325.0 million for the same period last year. Comparable store sales for the second quarter of Fiscal 2007 increased two percent, after achieving a five percent increase in last year’s second fiscal quarter.
Second quarter comparable store sales by brand were as follows:
•	Claire’s North America: positive mid single digits

•	Claire’s Europe: negative low single digits

•	Icing by Claire’s: positive low single digits
Commenting on second quarter results, Co-Chairman and Co-Chief Executive Officer Marla Schaefer said, “Our diluted earnings per share slightly exceeded our guidance due to our disciplined controlling of costs. Sales have continued to deliver year over year growth, however the pace of that growth has moderated somewhat after several years of strong expansion. In our first quarter press release we indicated that our expectations for the second quarter were conservative in light of transaction levels that have shown a slight decline. Until these trends reverse themselves, we believe that our conservative stance remains appropriate. At the same time, we continue to believe that our back to school and fall merchandise is very much on target in terms of complementing the latest apparel offerings.”
Bonnie Schaefer, Co-Chairman and Co-Chief Executive Officer, offered additional commentary on the second quarter of Fiscal 2007. “The performance of our International division during the second Fiscal quarter was not in line with our internal projections, which called for positive comparable store sales growth. Although our performance was impacted to a small extent by adverse external factors, we have been identifying specific operational issues within the organization where improvements can be implemented. This is our immediate focus, as we are committed to building as strong an operation abroad as we enjoy in North America. Until that goal has been met, we anticipate continued fluctuations in our International comparable store sales results.”

Year to Date Results
For the first six months of Fiscal 2007, revenues grew five percent to $661.1 million from $627.8 million. Net income increased to $65.7 million from $65.2 million and on a diluted per share basis, net income increased two percent to $0.67 per diluted share from $0.66 per diluted share during the first six months of Fiscal 2006. Comparable store sales increased three percent, compared with an increase of five percent during the first six months of Fiscal 2006.
Store Count: End of Second Fiscal Quarter:

	July 29, 2006	July 30, 2005
Claire’s North America	1,686	1,673
Claire’s Europe	811	736
Icing by Claire’s	438	442
Claire’s Nippon	186	166

Total	3,121	3,017
Business Outlook for the Third Fiscal Quarter and Full Year — Fiscal 2007
 Third Quarter:
For the third quarter of Fiscal 2007 we are estimating revenues between $347 and $351 million, an increase of six to seven percent. Comparable store sales are projected to rise by two to three percent. This follows an increase of nine percent in the third quarter of Fiscal 2006. Net income is projected to reach $0.38 to $0.40 per diluted share, assuming an average of approximately 95.0 to 95.5 million shares outstanding.
Full Year:
For Fiscal 2007 in its entirety, the Company is currently projecting that revenues will grow by approximately seven to eight percent to approximately $1.47 billion to $1.48 billion. Comparable store sales are expected to increase by two to three percent.
Gross margins as a percentage of sales are anticipated to range between flat to a decrease of 30 basis points. SG&A is projected to decrease as a percentage of sales, resulting in a 40 to 60 basis point improvement.
Net income on a diluted per share basis is projected to reach $1.90 to $1.95. This projection assumes that the diluted weighted average number of shares outstanding will approximate 96.0 million to 97.0 million for Fiscal 2007.
Stock Buyback Activity
As of the end of the second quarter of Fiscal 2007, we repurchased approximately 3,900,000 shares of common stock at a total cost of approximately $112 million. Our objective is to complete the balance of the buyback this fiscal year.
Quarterly Dividend
The Board of Directors has declared the regular quarterly cash dividend of $0.10 per share payable on the Common Stock and $0.05 per share payable on the Class A Common Stock. Payment will be made on September 15, 2006 to shareholders of record on September 5, 2006.

Conference Call Information
The Company will host its second quarter conference call on August 17, 2006, at 10:00 a.m. (EST). The call in number is 210-795-9101 and the password is “Claires.” A replay will be available through August 25, 2006. The replay number is 203-369-1696 and the password is 25247. The conference call is also being webcast and archived until August 25th on the Company’s corporate website at http://www.clairestores.com, where it can be accessed by clicking on the “Conference Calls” link located under “Financial Information” for a replay or download as an MP3 file.
Company Overview
Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of July 29, 2006, Claire’s Stores, Inc. operated approximately 2,935 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Belgium, Holland, Portugal and Spain. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 186 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses approximately 100 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and seven stores in South Africa under similar agreements with The House of Busby Limited.
Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 28, 2006. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.
Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.
Contact Information: Marisa F. Jacobs, Vice President of Corporate Communications and Investor Relations
Phone: (212) 594-3127, Fax: (212) 244-4237 or Email at marisa.jacobs@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	July 29, 2006	July 30, 2005
ASSETS

Current assets:
Cash and cash equivalents	$317,123,000	$328,185,000
Inventories	133,591,000	120,018,000
Prepaid expenses	41,873,000	37,337,000
Other current assets	38,934,000	31,262,000

Total current assets	531,521,000	516,802,000

Property and equipment:
Land and building	17,350,000	18,151,000
Furniture, fixtures and equipment	266,801,000	243,461,000
Leasehold improvements	265,665,000	220,413,000

	549,816,000	482,025,000
Less accumulated depreciation and amortization	(305,043,000)	(272,731,000)

	244,773,000	209,294,000

Intangible assets, net	60,054,000	51,562,000
Other assets	18,098,000	14,236,000
Goodwill	200,072,000	198,889,000

	278,224,000	264,687,000

Total assets	$1,054,518,000	$990,783,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$74,921,000	$60,150,000
Income taxes payable	15,420,000	9,594,000
Accrued expenses	92,660,000	82,177,000

Total current liabilities	183,001,000	151,921,000

Long-term liabilities:
Deferred tax liability	21,207,000	22,969,000
Deferred rent expense	23,727,000	20,404,000
Other liabilities	1,414,000	—

Total long-term liabilities	46,348,000	43,373,000

Stockholders’ equity:
Class A stock — par value $0.05 per share	244,000	256,000
Common stock — par value $0.05 per share	4,569,000	4,707,000
Additional paid-in capital	73,717,000	53,696,000
Accumulated other comprehensive income, net of tax	30,037,000	18,772,000
Retained earnings	716,602,000	718,058,000

Total stockholders’ equity	825,169,000	795,489,000

Total liabilities and stockholders’ equity	$1,054,518,000	$990,783,000

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED				SIX MONTHS ENDED
	July 29, 2006		July 30, 2005		July 29, 2006		July 30, 2005

Net sales	$349,160,000	100.0%	$325,042,000	100.0%	$661,087,000	100.0%	$627,750,000	100.0%
Cost of sales, occupancy and buying expenses	167,879,000	48.1%	151,848,000	46.7%	315,053,000	47.7%	290,543,000	46.3%

Gross profit	181,281,000	51.9%	173,194,000	53.3%	346,034,000	52.3%	337,207,000	53.7%

Other expenses (income):
Selling, general and administrative	118,109,000	33.8%	111,574,000	34.3%	229,785,000	34.8%	222,091,000	35.4%
Depreciation and amortization	13,912,000	4.0%	11,776,000	3.6%	27,070,000	4.1%	24,124,000	3.8%
Interest and other income	(4,681,000)	(1.3%)	(3,083,000)	(0.9%)	(9,248,000)	(1.4%)	(5,044,000)	(0.8%)

	127,340,000	36.5%	120,267,000	37.0%	247,607,000	37.5%	241,171,000	38.4%

Income before income taxes	53,941,000	15.4%	52,927,000	16.3%	98,427,000	14.9%	96,036,000	15.3%

Income taxes	17,979,000	5.1%	17,469,000	5.4%	32,764,000	5.0%	30,876,000	4.9%

Net income	$35,962,000	10.3%	$35,458,000	10.9%	$65,663,000	9.9%	$65,160,000	10.4%

Net income per share:

Basic:

Net Income per share	$0.37		$0.36		$0.67		$0.66

Diluted:

Net Income per share	$0.37		$0.36		$0.67		$0.66

Weighted average number of shares outstanding:

Basic	97,560,000		99,056,000		98,360,000		99,025,000

Diluted	97,769,000		99,441,000		98,675,000		99,401,000

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